Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

and the Associated Rights to Purchase Shares of Series A Junior Participating Preferred Stock

of

BIOCLINICA, INC.

at

$7.25 Net Per Share

by

BC Acquisition Corp.

a wholly-owned subsidiary of

BioCore Holdings, Inc.

an affiliate of

JLL Partners Fund VI, L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF MONDAY, MARCH 11, 2013, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

February 11, 2013

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been engaged by BioCore Holdings, Inc., a Delaware corporation (“Parent”), to act as Information Agent in connection with the offer by BC Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”) to purchase all outstanding shares of common stock, par value $0.00025 per share, of BioClinica, Inc., a Delaware corporation (“BioClinica”), including the associated rights to purchase shares of Series A Junior Participating Preferred Stock, par value $0.00025 per share, of BioClinica (collectively, the “Shares”), at a price of $7.25 per Share, net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 11, 2013 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and in the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

The Offer is not subject to any financing condition, but is conditioned upon a number of other conditions as set forth in the Offer to Purchase. See Section 13 of the Offer to Purchase.

Enclosed herewith are the following documents:

1. Offer to Purchase, dated February 11, 2013;

2. Letter of Transmittal to be used by stockholders of BioClinica in accepting the Offer and tendering Shares;

3. Internal Revenue Service Form W-9 (Request for Taxpayer Identification Number and Certification), including instructions for completing the form;

4. Notice of Guaranteed Delivery;

5. A letter to stockholders of BioClinica from the President and Chief Executive Officer of BioClinica, accompanied by BioClinica’s Solicitation/Recommendation Statement on Schedule 14D-9;

6. A printed letter that may be sent to your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

7. Return envelope addressed to the Depositary (as defined below).

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF MONDAY, MARCH 11, 2013, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Offer is being made in connection with the Agreement and Plan of Merger, dated as of January 29, 2013 (together with any amendments or supplements thereto, the “Merger Agreement”), among Parent, Purchaser and BioClinica, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into BioClinica, and BioClinica will be the surviving corporation (the “Merger”). Capitalized terms used, but not defined, herein shall have the respective meanings given to them in the Merger Agreement.

The BioClinica board of directors has unanimously (i) authorized and approved the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, (ii) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby, (iii) declared that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth therein, are fair to and in the best interests of BioClinica’s stockholders, (iv) directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of BioClinica’s stockholders unless the adoption of the Merger Agreement by BioClinica’s stockholders is not required by applicable law, and (v) recommended that BioClinica’s stockholders accept the Offer and tender their Shares pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will be deemed to have accepted for payment, and will pay for, all Shares validly tendered in the Offer, and not properly withdrawn, prior to the Expiration Date (unless the tender is made during a Subsequent Offering Period (as defined in the Offer to Purchase), if one is provided, in which case the Shares, the Letter of Transmittal and other documents must be accepted for payment and payment validly tendered, and not properly withdrawn, prior to the expiration of the Subsequent Offering Period) if and when Purchaser gives oral or written notice to Computershare Trust Company, N.A. (the “Depositary”) of Purchaser’s acceptance of the tender of such Shares for payment pursuant to the Offer. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal or any customary documents required by the Depositary. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmation with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates representing tendered Shares or other required documents or to complete the procedures for delivery by book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase and the Letter of Transmittal.

Questions and requests for assistance or for additional copies of the enclosed materials may be directed to us or the Information Agent at the respective addresses and telephone numbers set forth below and in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at Purchaser’s expense.

Very truly yours,

INNISFREE M&A INCORPORATED

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF PARENT, PURCHASER, BIOCLINICA, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders Call Toll-Free (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833

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